PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

Definition of available cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•
provide for the proper conduct of our business (including reserves for our future capital expenditures, future acquisitions, anticipated future debt service requirements and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

•	comply with applicable law, any of our or our subsidiaries' debt instruments or other agreements; or

•
provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•
plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings.

Intent to distribute the minimum quarterly distribution

We intend to make at least the minimum quarterly distribution to the holders of our common units of $0.2125 per unit, or $0.85 per unit on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves. Our most recent quarterly distribution declared by the board of directors of our general partner, which was for the three months ended September 30, 2017, was $0.646 per unit, or $2.584 per unit on an annualized basis. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. The amount of distributions paid under our cash distribution policy and the decision to make any distribution will be determined by our general partner, in accordance with the terms of our partnership agreement.

General partner interest and incentive distribution rights

As of the date of this prospectus, our general partner is entitled to approximately 2% of all quarterly distributions that we make prior to our liquidation, other than with respect to any distributions we make on our Series A Perpetual Convertible Preferred Units (the “Series A preferred units”). Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. The general partner interest in these distributions will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48%, of the available cash we distribute from operating surplus (as defined below) in excess of $0.244375 per unit per quarter. The maximum distribution of 48% does not include any distributions that our general partner or its affiliates may receive on common units or general partner units that they own. Please read “—General Partner Interest and Incentive Distribution Rights” for additional information.

Series A preferred unit distributions

The holders of Series A preferred units are entitled to receive cumulative quarterly distributions equal to $0.678375 per unit for any quarter ending on or before September 30, 2020, and thereafter the quarterly distributions on each Series A preferred unit will equal the greater of $0.678375 per unit and the amount that would have been distributed with respect to such Series A preferred unit if it had been converted into common units at the then applicable conversion rate (as defined below). We may not pay any distributions for any quarter on any Series A Junior Securities (as defined below), including any common units and the incentive distribution rights, unless the distribution payable to the Series A preferred units with respect to such quarter, together with any previously accrued but unpaid distributions to the Series A preferred units, have been paid in full.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating surplus

We define operating surplus as:

•	$60.0 million (as described below); plus

•
all of our cash receipts, excluding cash from interim capital transactions (as defined below), and the termination of commodity hedge or interest rate hedge contracts, provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•
cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; less

•	all of our operating expenditures (as defined below); less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings.
As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $60.0 million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the twelve-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

We define interim capital transactions as (1) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (2) sales of equity securities, and (3) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements.

We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of our general partner and its affiliates, officer, director and employee compensation, debt service payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract and amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract will be amortized over the life of such interest rate hedge contract or commodity hedge contract), maintenance capital expenditures (as discussed in further detail below), and repayment of working capital borrowings; provided, however, that operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to our partners; or

•	repurchases of partnership interests (excluding repurchases we make to satisfy obligations under employee benefit plans).
Capital surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities;

•
sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets; and

•	capital contributions received.

Characterization of cash distributions

All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed equals our cumulative operating surplus. We anticipate that distributions from operating surplus will generally not represent a return of capital. However, operating surplus, as defined in our partnership agreement, includes certain components, including a $60.0 million cash basket, that represent non-operating sources of cash. Consequently, it is possible that all or a portion of specific distributions from operating surplus may represent a return of capital. Any available cash distributed by us in excess of our cumulative operating surplus will be deemed to be capital surplus under our partnership agreement. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering and as a return of capital. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines and storage facilities, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating capacity or operating income over the long term. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional pipeline or storage capacity, to the extent such capital expenditures are expected to expand our long-term operating capacity or operating income. Expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of.

Capital expenditures that are made in part for maintenance capital purposes and in part for expansion capital purposes will be allocated as maintenance capital expenditures or expansion capital expenditures by our general partner.

Distributions on Series A Preferred Units
We have outstanding Series A preferred units that have the right to receive cumulative distributions prior to any other distributions made in respect of any other partnership interests in us in the amounts described herein. Commencing with the quarter ending on December 31, 2017 and continuing through the applicable Series A conversion date, the record holder of each Series A preferred unit as of an applicable record date for each quarter will be entitled to receive cumulative distributions in respect of such quarter equal to the sum of (1) the Series A Distribution Amount (as defined below) for such quarter and (2) any previously accrued but unpaid distributions with respect to such Series A preferred unit. With respect to any quarter ending prior to September 30, 2019 (the “Series A PIK Distribution Period”), our general partner has the option to pay such distribution in cash, in-kind in the form of additional Series A preferred units (“Series A PIK Units”), or in a combination thereof. Distributions made after the Series A PIK Distribution Period shall be paid in cash. If we fail to pay in full the Series A Distribution Amount during the Series A PIK Distribution Period, the unitholders entitled to such unpaid portion of the Series A Distribution Amount shall be deemed to have nonetheless received the amount of such unpaid portion in the form of Series A PIK units. If we fail to pay in full the Series A Distribution Amount after the Series A PIK Distribution Period, the amount of the unpaid portion of the Series A Distribution Amount will continue to accrue and accumulate until such amount is paid in full, and shall be paid to the Series A preferred unitholders before any distribution can be made to holders of Series A Junior Securities or Series A Parity Securities, including our general partner (with respect to the incentive distribution rights) or common unitholders (with respect to the common units).
As used herein, “Series A Distribution Amount” means (1) with respect to any quarter ending on or before September 30, 2020, an amount per Series A preferred unit equal to $0.678375 for such quarter, and (2) with respect to any quarter ending after September 30, 2020, an amount per quarter per Series A preferred unit equal to the greater of (a) $0.678375 and (b) an amount equal to the distributions that would have been payable with respect to such Series A preferred unit if such Series A preferred unit had converted immediately prior to the record date for such quarter in respect of which such distributions are being paid into the number of common units into which such Series A preferred unit would be convertible at the then applicable conversion rate.
Distributions of Available Cash from Operating Surplus

After payment of the cumulative quarterly distributions on the Series A preferred units, assuming our general partner maintains its 2% general partner interest and we do not issue additional classes of equity securities, we will make distributions of available cash from operating surplus for any quarter in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.
General Partner Interest and Incentive Distribution Rights
Our partnership agreement provides that, after paying the full amount of the Series A Distribution Amount on all Series A preferred units (the “Series A Quarterly Distribution”) and any previously accrued and unpaid distributions with respect to the Series A preferred units, our general partner initially will be entitled to 2% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its 2% general partner interest if we issue additional units. Our general partner’s 2% interest, and the percentage of our cash distributions to which it is entitled from such 2% interest, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2% general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash. Our general partner may instead fund its capital contribution by the contribution to us of common units or other property.
Incentive distribution rights represent the right to receive an increasing percentage (13%, 23% and 48%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest.
The following discussion assumes that our general partner maintains its 2% general partner interest, and that our general partner continues to own the incentive distribution rights.
If for any quarter we have:

•	paid the full Series A Distribution Amount and any previously accrued and unpaid distributions with respect to the Series A preferred units;

•	distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution; and

•	distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the common unitholders and our general partner in the following manner:

•
first, 98% to all common unitholders, pro rata, and 2% to our general partner, until each common unitholder receives a total of $0.244375 per common unit for that quarter (the “first target distribution”);

•
second, 85% to all common unitholders, pro rata, and 15% to our general partner, until each common unitholder receives a total of $0.265625 per common unit for that quarter (the “second target distribution”);

•
third, 75% to all common unitholders, pro rata, and 25% to our general partner, until each common unitholder receives a total of $0.318750 per common unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all common unitholders, pro rata, and 50% to our general partner.
Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the common unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal percentage interest in distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total quarterly distribution per unit target amount.” The percentage interests shown for our common unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume that our general partner has contributed any additional capital necessary to maintain its 2% general partner interest, our general partner has not transferred its incentive distribution rights and that there are no arrearages on common units.

		Marginal percentage interest in distributions
	Total quarterly distribution per unit target amount	Common Unitholders	General Partner
Minimum Quarterly Distribution	$0.2125	98%	2%
First Target Distribution	above $0.2125 up to $0.244375	98%	2%
Second Target Distribution	above $0.244375 up to $0.265625	85%	15%
Third Target Distribution	above $0.265625 up to $0.318750	75%	25%
Thereafter	above $0.318750	50%	50%

General Partner's Right to Reset Incentive Distribution Levels

Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement, subject to certain conditions, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of the incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Our general partner's right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee, at any time when we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distributions for each of the four consecutive fiscal quarters immediately preceding such time and the amount of each such distribution did not exceed adjusted operating surplus for such quarter. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of our general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that the holder of the incentive distribution rights will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters immediately preceding the reset event as compared to the average cash distributions per common unit during that two-quarter period. In addition, our general partner will be issued the number of general partner units necessary to maintain our general partner's interest in us immediately prior to the reset election.

The number of common units that our general partner (or the then-holder of the incentive distribution rights, if other than our general partner) would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the aggregate amount of cash distributed per common unit during each of these two quarters.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that, following payment of the full Series A Distribution Amount and any previously accrued and unpaid distributions with respect to the Series A preferred units, we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•
first, 98% to all common unitholders, pro rata, and 2% to our general partner, until each common unitholder receives an amount equal to 115% of the reset minimum quarterly distribution for that quarter;

•
second, 85% to all common unitholders, pro rata, and 15% to our general partner, until each common unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter;

•
third, 75% to all common unitholders, pro rata, and 25% to our general partner, until each common unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50% to all common unitholders, pro rata, and 50% to our general partner.

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the immediately preceding four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How distributions from capital surplus will be made

Assuming our general partner maintains its 2% general partner interest and we do not issue additional classes of equity securities, following payment of the full Series A Distribution Amount and any previously accrued and unpaid distributions with respect to the Series A preferred units, we will make distributions of available cash from capital surplus, if any, in the following manner:

•
first, 98% to all common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in our initial public offering, an amount of available cash from capital surplus equal to the initial public offering price;

•
second, 98% to all common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the outstanding common units; and

•	thereafter, as if they were from operating surplus.

Effect of a distribution from capital surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, the effects of distributions of capital surplus may make it easier for our general partner to receive incentive distributions.

However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in our initial public offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. Then, after distributing an amount of capital surplus for each common unit equal to any unpaid arrearages of the minimum quarterly distributions on outstanding common units and paying the full Series A Distribution Amount and any previously accrued and unpaid distributions with respect to the Series A preferred units, we will make all future distributions from operating surplus, with 50% being paid to the common unitholders, pro rata, and 2% to our general partner and 48% to the holder of our incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price;

•	the number of general partner units comprising our general partner interest; and

•	the arrearages per common unit in payment of the minimum quarterly distribution on the common units.
For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, and each general partner unit would be split into two units. We will not make any adjustment by reason of the issuance of additional units for cash or property (including additional common units issued under any compensation or benefit plans).

In addition, if legislation is enacted or if the official interpretation of existing law is modified by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) plus our general partner's estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may be accounted for in subsequent quarters.

Distributions of Cash upon Liquidation

General

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. Next, we will distribute proceeds to the holders of the Series A preferred units, prior and in preference to any distribution of remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to cause the capital accounts of the holders to reflect the different distributions intended for the difference classes of units, and, in particular, to implement any intended preference in liquidation to the holders of Series A preferred units over the capital accounts of holders of common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units or other partnership units to fully recover these amounts, even though there may be cash available for distribution. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Any cash or cash equivalents available for distribution upon liquidation shall be distributed to the holders of the Series A preferred units up to the positive balances of their capital accounts prior to any distribution of cash or cash equivalents to the holders of common units.

Manner of adjustments for gain

The manner of the adjustment for gain is set forth in our partnership agreement. We will allocate any gain to our partners in the following manner:

•	first, to our general partner to the extent of any negative balance in its capital account;

•
second, to the Series A preferred unitholders, pro rata, until the capital accounts for each Series A preferred unit is equal to the Series A Issue Price of $54.27, plus any arrearages per Series A preferred unit in payment of the quarterly distributions on the Series A preferred unit or, if greater, the product of (a) the per unit capital account with respect to an initial common unit then outstanding and (b) the then applicable conversion rate;

•	third, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

(1)	the unrecovered initial unit price; and

(2)	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, 98% to the common unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

(2)
the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our general partner, for each quarter of our existence;

•	fifth, 85% to the common unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2)
the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

•	sixth, 75% to the common unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2)
the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence; and

•	thereafter, 50% to the common unitholders, pro rata, and 50% to our general partner.
The percentages set forth above are based on the assumption that our general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.
Manner of adjustments for losses

After making allocations of loss to our general partner and the unitholders (other than Series A preferred unitholders) in a manner intended to offset the reverse order of allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and unitholders in the following manner:

•
first, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero;

•	second, to the Series A preferred unitholders, to the extent of and in proportion to the positive balances in their capital accounts; and

•	thereafter, 100% to our general partner.
The percentages set forth above are based on the assumption that our general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

Adjustments to capital accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners' capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders' capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions;”

•	with regard to the transfer of common units, please read “Description of Our Common Units—Transfer of Common Units;” and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”
Organization and Duration

We were organized on February 20, 2013, and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to engage, directly or indirectly, in any business activity that our general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of owning, operating, developing and acquiring crude oil, refined petroleum product and NGL pipelines and other midstream assets, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of our partnership or our limited partners, other than the implied contractual covenant of good faith and fair dealing. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” For a discussion of our general partner's right to contribute capital to maintain its 2% general partner interest if we issue additional units, please read “—Issuance of Additional Securities.”

Voting Rights
The following is a summary of the unitholder vote required for the matters specified below. Matters that require the approval of a “unit majority” require the approval of a majority of the outstanding common units, and, to the extent outstanding, the Series A preferred units, voting together with the common units as a single class on an as-converted basis (whether or not the Series A preferred units are convertible as of such time). Except as provided in our partnership agreement, the outstanding Series A preferred units will have voting rights identical to the voting rights of the common units and will vote with the common units as a single class, so that each outstanding Series A preferred unit will be entitled to one vote for each common unit into which such Series A preferred unit would be converted at the then applicable conversion rate (regardless of whether the Series A preferred units are then convertible) on each matter with respect to which each common unit is entitled to vote. In addition, the affirmative vote of the Series A Required Voting Percentage will be necessary to amend our partnership agreement or our certificate of limited partnership (including by merger or otherwise) in a manner that is adverse (other than in a de minimis manner) to any of the rights, preferences and privileges of the Series A preferred units. In addition, the partnership shall not declare or pay any distribution from capital surplus without the affirmative vote of 66 2/3% of the outstanding Series A preferred units (the “Series A Required Voting Percentage”).
In voting their common units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional units
No common unitholder approval rights. The Series A Required Voting Percentage is required for issuances of any class or series of partnership interests in us that, with respect to the payment of distributions and distribution of assets upon liquidation, dissolution and winding up, ranks senior to the Series A preferred units (“Series A Senior Securities”) or, subject to certain limitations, any class or series of partnership interests in us that, with respect to the payment of distributions and distribution of assets upon liquidation, dissolution and winding up, ranks pari passu with the Series A preferred units (“Series A Parity Securities”) (with certain limited exceptions) or additional Series A preferred units (other than Series A PIK Units).

Amendment of our partnership agreement
Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Amendments that would be adverse (other than in a de minimis manner) to any of the rights, preferences and privileges of the Series A preferred units require the approval of the Series A Required Voting Percentage. Please read “—Amendment of Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”
Dissolution of our partnership	Unit majority. Please read “—Termination and Dissolution.”
Continuation of our business upon dissolution	Unit majority. Please read “—Termination and Dissolution.”
Withdrawal of our general partner
Under most circumstances, the approval of unitholders holding at least a majority of the outstanding common units and Series A preferred units (on an as-converted basis at the then applicable conversion rate), voting as a single class, excluding units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to September 30, 2023, in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner
Not less than 66-2/3% of the outstanding common and Series A preferred units (on an as-converted basis at the then applicable conversion rate), voting as a single class, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units and Series A preferred units (on an as-converted basis at the then applicable conversion rate), voting as a single class, excluding units held by our general partner and its affiliates, is required in other circumstances for a transfer of our general partner interest to a third party prior to September 30, 2023. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights
Our general partner may transfer any or all of its incentive distribution rights to an affiliate or another person without a vote of our unitholders. Please read “—Transfer of Incentive Distribution Rights.”

Reset of incentive distribution levels	No approval right.
Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in Our General Partner.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right of, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;
constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in several states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of our operating company may require compliance with legal requirements in the jurisdictions in which our operating company conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interests in our operating subsidiaries or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders, provided that the approval of the Series A Required Voting Percentage is required prior to the issuance of any Series A Senior Securities, Series A Parity Securities (subject to certain exceptions) or Series A preferred units (other than Series A PIK Units).

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the common units.

Upon issuance of additional limited partner interests (other than the issuance of common units in connection with a reset of the incentive distribution target levels or the issuance of common units upon conversion of outstanding partnership interests), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner's 2% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The other holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by the holders of at least a unit majority. In addition, any amendment that is adverse (other than in a de minimis manner) to any of the rights, preferences and privileges of the Series A preferred units must be approved by the affirmative vote of the Series A Required Voting Percentage.

Prohibited amendments

No amendment may be made that would, among other actions:

•
enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

•
enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option.

The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding common units and Series A preferred units (on an as-converted basis at the then applicable conversion rate), voting together as a single class (including units owned by our general partner and its affiliates). As of the date of this prospectus, our general partner and its affiliates own approximately 56.6% of our total outstanding common units and approximately 51.7% of the combined number of outstanding common units and Series A preferred units (on an as-converted basis at the then applicable conversion rate).

No unitholder approval

Subject to the right of the holders of Series A preferred units to approve by the consent of the Series A Required Voting Percentage any amendment that is adverse (other than in a de minimis manner) to any of the rights, preferences and privileges of the Series A preferred units, our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal office, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•
a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•
an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”), each as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment that our general partner determines to be necessary or appropriate in connection with the authorization or issuance of additional partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of our partnership agreement;

•
any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

•
mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•	any other amendments substantially similar to any of the matters described in the clauses above.
In addition, subject to the right of the holders of Series A preferred units to approve by the consent of the Series A Required Voting Percentage any amendment that is adverse (other than in a de minimis manner) to any of the rights, preferences and privileges of the Series A preferred units, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•
are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•
are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.
Opinion of counsel and unitholder approval

For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding common units and Series A preferred units (on an as-converted basis at the then applicable conversion rate), voting as a single class, unless we first obtain such an opinion of counsel.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of outstanding common units and Series A preferred units (on an as-converted basis at the then applicable conversion rate), voting as a single class. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding common units and Series A preferred units (on an as-converted basis at the then applicable conversion rate).

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of our partnership requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of at least a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to our partnership agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and our general partner determines that the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

•
the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor;

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	the entry of a decree of judicial dissolution of our partnership; or

•	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.
Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•
neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to September 30, 2023, without obtaining the approval of the holders of at least a unit majority, excluding units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2023, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' written notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest” and “—Transfer of Incentive Distribution Rights.”

Upon voluntary withdrawal of our general partner by giving notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue our business by appointing a successor general partner. Please read “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of at least 66 2/3% of our outstanding common and Series A preferred units (on an as-converted basis at the then applicable conversion rate), voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and Series A preferred units (on an as-converted basis at the then applicable conversion rate). The ownership of more than 33 1/3% of the outstanding common units and Series A preferred units

(on an as-converted basis at the then applicable conversion rate) by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal. As of the date of this prospectus, our general partner and its affiliates own approximately 51.7% of our total outstanding common units and Series A preferred units (on an as-converted basis at the then applicable conversion rate).

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•
our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase our general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase our general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest and its incentive distribution rights will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest to (1) an affiliate of our general partner (other than an individual), or (2) another entity as part of the merger or consolidation of our general partner with or into such entity or the transfer by our general partner of all or substantially all of its assets to such entity, our general partner may not transfer all or any part of its general partner interest to another person prior to September 30, 2023, without the approval of the holders of at least a unit majority, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in Our General Partner

At any time, Phillips 66 and its affiliates may sell or transfer all or part of their membership interest in our general partner, to an affiliate or third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

At any time, our general partner may sell or transfer its incentive distribution rights to an affiliate or third party without the approval of the unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Phillips 66 Partners GP LLC as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of the board of directors of our general partner. Please read “—Withdrawal or Removal of Our General Partner.”

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests (but excluding the Series A preferred units) of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days' written notice.

The purchase price in the event of this purchase is the greater of:

•
the highest cash price paid by either our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.
As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Common Units.”

Conversion and Redemption of Series A Preferred Units

Each holder of Series A preferred units may elect to convert all or any portion of the Series A preferred units owned by such holder into common units initially on a one-for-one basis, subject to customary anti-dilution adjustments and an adjustment for any distributions that have accrued on such Series A preferred units but not been paid when due (which we refer to as the “conversion rate”), at any time (but not more often than once per quarter) after October 6, 2019 (or earlier upon our liquidation), provided that any conversion involves an aggregate number of Series A preferred units with an underlying value of common units equal to or greater than $50 million (calculated based on a per unit price of $54.27 (the “Series A Issue Price”)) or such lesser amount if such conversion relates to all of a holder’s remaining Series A preferred units.

We may elect to convert all or any portion of the Series A preferred units into common units at any time (but not more often than once per quarter) after October 6, 2020 if (i) the common units are listed or admitted for trading on a national securities exchange, (ii) the average volume weighted average price (“VWAP”) of the common units is greater than $73.2345 for the preceding 20 trading days, (iii) the average daily trading volume of the common units exceeds 100,000 (as adjusted to reflect splits, combinations or similar events) for the preceding 20 trading days and (iv) we have an effective registration statement on file covering resales of the underlying common units to be received by the holders upon conversion of the Series A preferred units, however, we will not be able to make any such election unless the conversion involves an aggregate number of Series A preferred units with an underlying value of common units equal to or greater than $50 million (calculated based on the Series A Issue Price) or such lesser amount if such conversion relates to all of the then outstanding Series A preferred units. The Series A preferred units will be converted at the conversion rate if the VWAP of the common units for the 20 trading days preceding the notice of conversion (the “Conversion VWAP”) is equal or greater to $74.62125, and at a ratio of one common unit for each 0.975 Series A preferred unit if the Conversion VWAP is less than $74.62125. We also may elect, rather than converting the Series A preferred units, to redeem the Series A preferred units at a redemption price equal to the Conversion VWAP if the conditions described in clauses (i) through (iv) above have been met.
Redemption of Ineligible Holders

In order to avoid any material adverse effect on the maximum applicable rates that can be charged to customers by our subsidiaries on assets that are subject to rate regulation by FERC or analogous regulatory body, our general partner at any time can request a transferee or a unitholder to certify or recertify:

•	that the transferee or unitholder is an individual or an entity subject to United States federal income taxation on the income generated by us; or

•
that, if the transferee unitholder is an entity not subject to United States federal income taxation on the income generated by us, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity's owners are subject to United States federal income taxation on the income generated by us.

Furthermore, in order to avoid a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which we have an interest as the result of any federal, state or local law or regulation concerning the nationality, citizenship or other related status of any unitholder, our general partner may at any time request unitholders to certify as to, or provide other information with respect to, their nationality, citizenship or other related status.

The certifications as to taxpayer status and nationality, citizenship or other related status can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

If a unitholder fails to furnish the certification or other requested information within 30 days or if our general partner determines, with the advice of counsel, upon review of such certification or other information that a unitholder does not meet the status set forth in the certification, we will have the right to redeem all of the units held by such unitholder at the market price as of the date three days before the date the notice of redemption is mailed.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. The units representing our general partner interest are units for distribution and allocation purposes, but do not entitle our general partner to any vote other than its rights as general partner under our partnership agreement, will not be entitled to vote on any action required or permitted to be taken by the unitholders and will not count toward or be considered outstanding when calculating required votes, determining the presence of a quorum, or for similar purposes.

Subject to the special voting rights of the holders of Series A preferred units described in this prospectus, each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities.” However, if at any time any person or group, other than (a) our general partner and its affiliates, (b) a direct transferee of our general partner and its affiliates, (c) a transferee of such direct transferee who is notified by our general partner that it will not lose its voting rights, (d) any person or group that acquired such beneficial ownership with the prior approval of the board of directors of our general partner, (e) the purchasers of the Series A preferred units with respect to their ownership (beneficial or of record) of the Series A preferred units or the common units into which the Series A preferred units are convertible or (f) any holder of Series A preferred units in connection with any vote, consent or approval of the Series A preferred units as a separate class, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of units in accordance with our partnership agreement, each transferee of units shall be admitted as a limited partner with respect to the units transferred when such transfer and admission is reflected in our register.

Except as described under “—Limited Liability,” the units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

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any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of us or our subsidiaries, an affiliate of us or our subsidiaries or any entity set forth in the preceding three bullet points;

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any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates, excluding any such person providing, on a fee-for-service basis, trustee, fiduciary or custodial services; and

•
any person designated by our general partner because such person's status, service or relationship expose such person to potential claims or suits relating to our or our subsidiaries' business and affairs.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us. The expenses for which we are required to reimburse our general partner are not subject to any caps or other limits.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, our fiscal year is the calendar year.

We will mail or make available to record holders of units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether it supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at its own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of our business and financial condition.
Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership interests proposed to be sold by our general partner or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Exclusive Forum

Our partnership agreement provides that the Court of Chancery of the State of Delaware shall be the exclusive forum for any claims, suits, actions or proceedings (1) arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among our partners, or obligations or liabilities of our partners to us, or the rights or powers of, or restrictions on, our partners or us), (2) brought in a derivative manner on our behalf, (3) asserting a claim of breach of a duty owed by any of our, or our general partner's, directors, officers, or other employees, or owed by our general partner, to us or our partners, (4) asserting a claim against us arising pursuant to any provision of the Delaware Act or (5) asserting a claim against us governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies' certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our partnership agreement to be inapplicable or unenforceable in such action.